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                    September 23, 2021

       Robert Chmiel
       Chief Financial Officer
       GPB Automotive Portfolio, LP
       535 W. 24th Street, 6th Floor
       New York, NY

                                                        Re: GPB Automotive
Portfolio, LP
                                                            Amendment No. 3 to
Registration Statement on Form 10-12G
                                                            Filed September 9,
2021
                                                            File No. 000-56285

       Dear Mr. Chmiel:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services